EXHIBIT 99.2

Occidental Petroleum Corporation

DR. RAY R. IRANI
Chairman, President and Chief Executive Officer

– Conference Call –
Fourth Quarter 2006 Earnings Announcement

January 25, 2007
Los Angeles, California

Good morning and thank you for joining us.

As Steve Chazen will tell you in some detail shortly, our fourth quarter results helped drive our core income for the year to a record high level of $4.3 billion. Our financial performance continues to reflect the successful implementation of our long-term strategy that is focused on long-lived oil and gas assets, a disciplined investment philosophy and maintaining a strong balance sheet.

We took a number of steps last year to further strengthen the foundation of our core operations. Our acquisition of oil and gas producing assets from Vintage Petroleum and Plains Exploration and Production Company has strengthened operations in our core areas of Texas, California and Latin America. These acquisitions helped increase our average 2006 annual production to an all-time high of more than 600,000 equivalent barrels per day.

We also increased the annual dividend rate by 24 percent, which was the fifth rate increase since 2002. We also continued to strengthen our balance sheet.

In addition, we implemented and expanded a share repurchase program that resulted in our repurchase of more than 30 million shares of our common stock out of the 40 million shares that the board of directors has authorized for repurchase. The share repurchase program is continuing this year.

We ended the year with $1.6 billion in cash on hand, and even at current oil prices we expect to continue generating a significant amount of free cash flow in 2007 to support our growth initiatives. With the strides we made last year, we believe 2007 has the potential to be another strong year for both our oil and gas and chemical businesses.

As we look ahead in 2007, we plan to aggressively pursue the exploitation of the properties we acquired from Vintage and Plains in California and Argentina. We also expect to continue with our consolidation initiatives in the Permian Basin and California.

In addition, we expect the Dolphin project to be fully operational around mid-year, with plans to ramp up production to 2 billion cubic feet per day by year-end.

We expect to drill between 14 and 16 exploration wells in Libya this year, with 10 to 12 wells onshore and the remaining 4 wells offshore. This focused effort is the most extensive exploration initiative in Oxy’s history, and we are excited by the quality of the prospects.

As we have discussed before, we continue to work on a number of new, high potential projects in the Middle East and North Africa. We expect to announce success in winning at least two of these projects this year.

I’ll now turn the call over to Steve Chazen.

Occidental Petroleum Corporation

STEPHEN CHAZEN
Senior Executive Vice President and Chief Financial Officer

– Conference Call –
Fourth Quarter 2006 Earnings Announcement

January 25, 2007
Los Angeles, California

Thank you, Ray.

Net income for the quarter was $928 million, or $1.09 per diluted share, compared to $1.152 billion, or $1.40 per diluted share in the fourth quarter of 2005. Core income for the quarter was $835 million, or $0.98 per diluted share. The fourth quarter 2006 core income excludes a $57 million after-tax gain from the sale of 10 million shares of our investment in Lyondell, an $89 million after-tax gain for litigation settlements, a $20 million after-tax charge for the purchase of debt on the open market and a $40 million non-cash tax charge resulting from the changes in compensation programs.

Fourth quarter actual results were different than the third quarter conference call guidance because of lower Chemicals earnings, higher income tax rates and environmental remediation charges. Chemical segment earnings were about $40 million lower due to much weaker demand than expected. There was a 2 percentage point increase in the worldwide effective income tax rate due to a change in the mix with more income coming from higher taxed foreign sources than from U.S. income. Charges for environmental reserves increased by $15 million, to $23 million in the fourth quarter.

Here’s the segment breakdown for the fourth quarter.

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Oil and gas fourth quarter earnings were $1.499 billion, compared to $1.796 billion for the fourth quarter of 2005. The following factors accounted for the variation in oil and gas earnings between these quarters.

•	Lower worldwide oil and gas price realizations on growing production decreased earnings by $188 million compared to the same period in 2005.
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The average price for WTI in the fourth quarter of 2006 was essentially flat with the fourth quarter of 2005, while Occidental’s average realized oil price in the fourth quarter of 2006 was $0.69 per barrel lower than in the comparable period in 2005.

•	Oxy’s domestic realized gas price of $5.64 per MCF in the fourth quarter of 2006 was 43 percent lower than the fourth quarter 2005 price of $9.81 per MCF.
•	Oil and gas production for the quarter averaged 616,000 barrels of oil equivalent per day — which was 13 percent higher than the fourth quarter 2005.
•	The increase in production was the result of the acquisition of Vintage Petroleum and producing assets from Plains Exploration and Production Company that accounted for 62,000 barrels per day.
•	Exploration expense of $100 million in the quarter was $18 million lower than the fourth quarter of 2005.
•	Chemical segment earnings for the fourth quarter 2006 were $156 million compared to $165 million in the fourth quarter of 2005 due to lower volumes. October results were consistent with prior periods. However, November and December volumes dropped much more sharply than anticipated because of softening demand.
•	Interest expense, excluding debt retirement charges, was $20 million during the fourth quarter 2006, compared to $22 million in the 2005 fourth quarter.
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Our worldwide effective tax rate for the fourth quarter of 46 percent was 2 percent higher than our guidance. The higher rate reflects a change in the mix - with more income coming from higher taxed foreign sources than from U. S. income.

Let’s now turn to an overview of our 2006 annual results.

•	Our consolidated net income was $4.182 billion compared to $5.281 billion for 2005. On a diluted per share basis, we earned $4.86 in 2006 compared to $6.45 per share in 2005.
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The 2006 results included net non-core charges of $167 million and the 2005 results included net non-core gains of $1.549 billion. The 2006 non-core charges included discontinued operations for the write-off of Ecuador and deferred tax reversals resulting from changes in compensation programs. The 2006 charges were partially offset by gains on litigation settlements and the sale of Lyondell shares.

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The 2005 non-core gains included the results of tax settlements and reserve reversals, the sale of Premcor and Lyondell shares, and income from discontinued operations in Ecuador. These 2006 gains were partially offset by chemical plant write-offs.

•	Our core earnings of $4.349 billion in 2006 were 17 percent higher than our 2005 core earnings of $3.732 billion.

•	Oil and gas segment earnings for the year of $7.239 billion were 21 percent higher than the $5.968 billion this segment earned in 2005.
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Oil and gas production averaged 601,000 barrels per day for the year. That’s 14 percent higher than the 2005 average of 526,000 BOE per day in 2005. The increase included eleven months of Vintage production at 58,000 BOE per day, which added an average of 53,000 BOE per day for the total year. Libya accounted for 15,000 BOE per day of the increase, which reflects twelve months production in 2006, compared with four months in 2005.

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The average price of West Texas Intermediate for the year averaged $66.23 compared to 2005’s average price of $56.56 per barrel. Oxy’s average realized price for the year was $56.57 per barrel compared to $49.18 in 2005, an increase of 15 percent.

•	Exploration costs were $295 million compared to $314 million in 2005.
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Oil and gas cash operating costs were approximately $11.23 a barrel, which compares to $8.81 in 2005. At least 41 percent of the increase was a result of higher energy prices pushing up utility, gas plant costs, ad valorem taxes and export taxes, and the impact of higher energy prices on our production sharing contracts. The cash operating cost increases included $0.57 a barrel for taxes and $0.33 a barrel for higher energy costs. The remaining increase of $1.52 per barrel was the result of higher workover, maintenance and lifting costs. Maintenance costs increased by $116 million, while workovers, ad valorem taxes and utilities each accounted for approximately $55 million in higher costs during 2006.
•	Core chemical segment earnings were $901 million, compared to the 2005 level of $777 million. This 16 percent increase in earnings was a result of higher margins.
•	Excluding debt retirement expenses, net annual interest expense declined to $100 million in 2006 from $159 million in 2005.
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Cash flow from operations was $6.3 billion. We received total proceeds of $1.0 billion from the sale of Vintage properties and $250 million from the sale of 10 million shares of our Lyondell investment. We used $3.0 billion of the company’s cash flow to fund capital expenditures and $2.5 billion for acquisitions, the largest of which were the Vintage and Plains acquisitions. We also repaid $895 million of debt and paid dividends totaling $645 million.

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In addition, we spent a total of $1.5 billion to repurchase 30.6 million common shares at an average price of $48.20. In the fourth quarter we repurchased 3.9 million shares. These net cash outlays reduced our $2.4 billion cash balance at the end of last year to $1.6 billion at year-end. Debt was $2.9 billion at the end of the year.

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The weighted average basic shares outstanding for the year totaled 852.6 million and the weighted average diluted shares outstanding totaled 860.4 million. At year-end, there were 843.8 million shares outstanding and the diluted shares numbered 852.1 million. We have repurchased 30.6 million common shares of the 40 million shares authorized for repurchase.

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Our return on equity for 2006 was 24 percent and the three-year average from 2004 through 2006 was 30 percent. During that same three-year period our equity grew by 141 percent — from $7.9 billion to $19.1 billion.

•	Our return on capital employed for 2006 was 21 percent, and the three-year average was 25 percent.

As we look ahead in the current quarter:

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We closed the sale of our 50 percent interest in the Vanyoganneft Joint Venture in western Siberia to TNK-BP on January 18. We received $ 485 million cash and expect to record a gain of approximately $400 million in the first quarter. We will remove the production volumes from continuing operations schedules for comparability.

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The exit rate for the fourth quarter 2006 was 616,000 barrels per day and we expect this sales agreement will reduce production in the fourth quarter of 2006 by 26,000 barrels per day, as noted on the attached schedule.

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We expect our first quarter production from continuing operations to be in the range of 590,000 to 600,000 equivalent barrels per day. We currently expect this rate to continue until the Dolphin project comes on stream.

•	We expect exploration expense for the quarter to be about $100 million. These costs will be driven largely by our drilling and seismic activities in Libya.
•	We expect total capital spending for the year to be about $3.3 to $3.4 billion, with approximately 90 percent allocated to the oil and gas business. The increase in 2007 spending over 2006 spending is due to the Oman Mukhaizna project, development of the Vintage acquisition properties in Argentina and California, the exploratory activity in Libya and a Permian gas plant and CO2 expansion. These projected expenditures will be partially offset by lower expenditures for the Dolphin project which will start-up later this year.

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We expect current quarter chemical segment earnings to be similar to the fourth quarter of 2006. Volume in January is expected to remain weak, with continuing improvement in February and March. We currently expect improvement from these levels in subsequent quarters.

•	We expect interest expense to be about $15 million in the first quarter, excluding charges for the recently announced debt reduction tender.
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A $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings by about $38 million before the impact of income taxes. The WTI price in the fourth quarter was $60.20 per barrel, compared to the current price of approximately $53 per barrel. This $7 a barrel WTI price drop is expected to reduce Oil & Gas segment income by $265 million.

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A swing of 25-cents per million BTUs in gas prices has a $12 million impact on quarterly earnings before income taxes. The NYMEX gas price for the fourth quarter was $6.27 per thousand cubic feet. Our realized fourth quarter domestic gas price averaged $5.64 per thousand cubic feet.

•	We expect DD&A to be $2.4 billion for the total year.
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In 2007, we expect our effective worldwide tax rate in the first quarter to be about 49 percent. Higher taxes are due to an increase in the proportion of income outside of the U.S. Both our fourth quarter and annual U. S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule”.

Copies of the press release announcing our fourth quarter earnings and the Investor Relations Supplemental Schedules are available on our website www.oxy.com or through the SEC’s EDGAR system.

Now we’re ready to take your questions.

See the investor relations supplemental schedules for the reconciliation of non-GAAP items. Statements in this presentation that contain words such as "will", "expect" or "estimate", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; changes in tax rates; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this presentation. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

	Fourth Quarter 2006
	Reported	Asset Sales	Continuing Operations	Total Year Continuing Operations
NET OIL, GAS AND LIQUIDS PRODUCTION PER DAY
United States
Crude oil and liquids (MBBL)
California	94	--	94	86
Permian	167	--	167	167
Horn Mountain	11	--	11	12
Hugoton and other	3	--	3	3
Total	275	--	275	268
Natural Gas (MMCF)
California	261	--	261	256
Hugoton and other	142	--	142	138
Permian	190	--	190	194
Horn Mountain	6	--	6	7
Total	599	--	599	595
Latin America
Crude oil (MBBL)
Argentina	35	--	35	33
Colombia	44	--	44	38
Total	79	--	79	71
Natural Gas (MMCF)
Argentina	17	--	17	17
Bolivia	18	--	18	17
Total	35	--	35	34
Middle East/North Africa
Crude oil (MBBL)
Oman	19	--	19	18
Qatar	44	--	44	43
Yemen	26	--	26	29
Libya	24	--	24	23
Total	113	--	113	113
Natural Gas (MMCF)
Oman	25	--	25	30
Other Eastern Hemisphere
Crude oil (MBBL)
Pakistan	4	--	4	4
Natural Gas (MMCF)
Pakistan	76	--	76	76
Barrels of Oil Equivalent (MBOE)
Subtotal consolidated subsidiaries	594	--	594	578
Other Interests
Colombia-minority interest	(6)	--	(6)	(5)
Russia-Occidental net interest	26	(26)	--	--
Yemen-Occidental net interest	2	--	2	1
Total Worldwide Production (MBOE)	616	(26)	590	574

Occidental Petroleum Corporation
Return on Capital Employed (%)
($ Millions)

Reconciliation to Generally Accepted Accounting Principles (GAAP)	2006	3 Year Average
GAAP measure - earnings applicable to common shareholders	4,182	4,010
Interest expense	131	190
Tax effect of interest expense	(46)	(67)
Earnings before tax-effected interest expense	4,267	4,134
GAAP stockholders' equity	19,184	13,174
DEBT
GAAP debt
Debt, including current maturities	2,790	3,382
Non-GAAP debt
Capital lease obligation	25	26
Subsidiary preferred stock	75	75
Trust preferred securities	—	113
Total debt	2,890	3,596
Total capital employed	22,074	16,770
Return on Capital Employed (%)	21.3	24.7